Exhibit 10.1

ASSET PURCHASE AGREEMENT

 AMONG

MAX ENGINEERING LLC

LINCOLN WIND LLC

AND

MATTHEW CUMBERWORTH

Dated June 26, 2008

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of June 26, 2008 (the “Agreement”), between Max Engineering LLC, a Texas limited liability corporation (the “Purchaser”) and Lincoln Wind LLC, a Nebraska limited liability corporation (the “Seller”) and Matthew Cumberworth, the sole owner of the Seller (the “Owner”). Purchaser is a wholly owned subsidiary of WPCS International Incorporated, a Delaware corporation (“Parent”).

W I T N E S S E T H:

WHEREAS, subject to the terms and conditions hereof, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase from Seller, certain intangible assets, properties, and rights related to the business of Seller, which is engaged in the installation of scientific equipment related to wind development (the “Business”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS.

    1.1           Sale of Assets.  Seller agrees to sell, assign, transfer and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in certain assets and business of the Seller identified on Schedule 1.1 (the “Business”), including certain intangible assets and key personnel, and wherever located, but excluding the Excluded Assets, including, without limitation, the following:

    1.2          Contracts.  All of the rights of Seller under, and interest of Seller in and to, all customer lists and/or contracts relating to the customers of the Business, a true, correct and complete list of which customer lists and/or contracts is attached hereto as Schedule 1.2 (“Contracts”);

    1.3          Goodwill.  All of the goodwill of Seller in, and the going concern value of, the Business, and all of the business and customer lists and accounts (“Customer Base”), proprietary information, phone numbers, marketing materials and trade secrets related to the Business;

    1.4          Records.  All of Seller’s customer logs, location files and records, and other business files and records, in each case relating to the Business.

The assets, properties and business of Seller being sold to and purchased by Purchaser under this Section 1.1 are referred to herein collectively as the “Assets.”

    1.5           Excluded Assets.  There shall be excluded from the Assets and retained by Seller, (the “Excluded Assets”) all assets identified on Schedule 1.5 attached hereto; and

    1.6           Assumed Liabilities; Excluded Liabilities; Employees.

(a)          Assumed Liabilities.  Purchaser shall accept and assume, and shall become and be fully liable and responsible for, and other than as expressly set forth herein Seller shall have no further liability or responsibility for or with respect to the liabilities identified on Schedule 1.6(a) attached hereto (collectively, the “Assumed Liabilities”).  The assumption of the Assumed Liabilities by Purchaser hereunder shall not enlarge any rights of third parties under contracts or arrangements with Purchaser or Seller or any of their respective affiliates or subsidiaries.

(b)          Excluded Liabilities.  It is expressly understood that, except for the Assumed Liabilities, Purchaser shall not assume, pay or be liable for any liability or obligation of Seller of any kind or nature at any time existing or asserted, whether, known, unknown, fixed, contingent or otherwise, not specifically assumed herein by Purchaser, and any liability or obligation relating to, resulting from or arising out of (i) the Excluded Assets, (ii) the employees of the Business or (iii) any fact existing or event occurring prior to, or relating to the operation of the Business prior to, the date hereof.

(c)          Employees, Wages and Benefits.

(i)           Seller shall terminate all of its employees related to the Business no later than the Closing Date and the Purchaser shall not assume or have any obligations or liabilities with respect to such employees or such terminations, including, without limitation, any severance obligation.

(ii)           Purchaser specifically reserves the right, on or after the date hereof, to employ or reject any of Seller’s employees or other applicants in its sole and absolute discretion, except as otherwise agreed pursuant to Section 6.9 herein.  Nothing in this Agreement shall be construed as a commitment or obligation of Purchaser to accept for employment, or otherwise continue the employment of, any of Seller’s employees, other than as expressly set forth herein, and no employee shall be a third party beneficiary of this Agreement.

(iii)           Seller shall pay all wages, salaries, commissions, and the cost of all fringe benefits provided to its employees which shall have become due for work performed as of and through the date hereof, and Seller shall collect and pay all taxes in respect of such wages, salaries, commissions and benefits.

(iv)           Seller acknowledges and agrees that Purchaser shall not acquire any rights or interests of Seller in, or assume or have any obligations or liabilities of Seller under, any benefit plans maintained by Seller, or for the benefit of any employees of Seller, including, without limitation, obligations for severance.

    1.10                      Records and Contracts.  Seller shall deliver to Purchaser all of the Contracts.  Seller shall also deliver to Purchaser all of Seller’s files and records constituting Assets.

    1.11                      Further Assurances.  Seller shall, from time to time after the consummation of the transactions contemplated herein, at the request of Purchaser and without further consideration, execute and deliver further instruments of transfer and assignment and take such other action as Purchaser may reasonably require to more effectively transfer and assign to, and vest in, Purchaser the Assets free and clear of all Liens.

1.12                      Sales and Transfer Taxes.  All sales, transfer, use, recordation, documentary, stamp, excise taxes, personal property taxes, fees and duties under applicable law incurred in connection with this Agreement or the transactions contemplated hereby will be borne and paid by Purchaser.

1.13                      Transfer of Subject Assets.  Seller shall deliver or cause to be delivered to Purchaser good and sufficient instruments of transfer transferring to Purchaser title to all of the Assets, together with all required consents.  Such instruments of transfer (a) shall contain appropriate warranties and covenants which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance reasonably satisfactory to Purchaser and its counsel, (c) shall effectively vest in Purchaser good and marketable title to all of the Assets free and clear of all Liens (as hereafter defined), and (d) where applicable, shall be accompanied by evidence of the discharge of all Liens against the Assets.

ARTICLE II
PURCHASE PRICE AND ALLOCATION

2.1 Amount of Purchase Price.

The purchase price for the Assets shall be an amount equal to Four Hundred Thousand dollars ($400,000.00), less the aggregate amount of all liabilities which the Purchaser pays or otherwise satisfies on or before the Closing Date (the “Purchase Price”).

2.2 Purchase Price Allocation.  Purchaser and Seller agree to allocate the Purchase Price among the assets.  Such allocation shall be binding upon Purchaser and Seller for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and tax purposes).  Purchaser and Seller further agrees to file its Federal income tax returns and its other tax returns reflecting such allocation, Form 8594 and any other reports required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE III
CLOSING AND TERMINATION

3.1 Closing Date.

Subject to the satisfaction of the conditions set forth in Sections 6.1 and 6.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Assets provided for in Section 1.1 hereof (the “Closing”) shall take place at the offices of Sichenzia Ross Friedman Ference LLP located at 61 Broadway, New York, NY 10006 (or at such other place as the parties may mutually agree upon) on or before August 1, 2008.  The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

3.2 Termination of Agreement.

This Agreement may be terminated prior to the Closing as follows:

(a) At the election of the Owner or the Purchaser on or after August 2, 2008, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in default of any of its obligations hereunder;

(b) by mutual written consent of the Owner and the Purchaser; or

(c) by the Owner or the Purchaser if there shall be in effect a final nonappealable order of a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

3.3 Procedure Upon Termination.

In the event of termination and abandonment by the Purchaser or the Owner, or both, pursuant to Section 3.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Assets hereunder shall be abandoned, without further action by the Purchaser or the Owner.  If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same.

3.4 Effect of Termination.

In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, the Seller or the Owner; provided, further, however, that nothing in this Section 3.4 shall relieve the Purchaser or the Owner of any liability for a breach of this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER AND OWNER

The Seller and Owner hereby jointly and severally represent and warrant to the Purchaser that:

4.1.           Organization and Good Standing of the Seller.  The Seller is a limited liability corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth above. Except as otherwise provided herein, the Seller is not required to be qualified to transact business in any other jurisdiction where the failure to so qualify would have a material adverse effect on the business or operations of the Seller (“Material Adverse Effect”).

4.2.           Authority.

(a)           The Seller has full power and authority (corporate and otherwise) to carry on its business and has all permits and licenses that are necessary to the conduct of its business or to the ownership, lease or operation of its properties and assets, except where the failure to have such permits and licenses would not have a Material Adverse Effect.

(b)           The execution of this Agreement and the delivery hereof to the Purchaser and the sale contemplated herein have been, or will be prior to Closing, duly authorized by the Seller’s sole Manager and by the Seller’s sole member having full power and authority to authorize such actions.

(c)           Subject to any consents required under Section 4.7 below, the Seller and the Owner have the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and this Agreement has been duly and validly executed and delivered on behalf of Seller and the Owner and constitutes a valid and binding obligation of each of the Seller and the Owner enforceable in accordance with its terms.

(d)           Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which the Seller or the Owner  is a party or by which it or any of them is bound, any charter, regulation, or bylaw provision of the Seller, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on the Seller or the owner in any way, except where such would not have a Material Adverse Effect.

4.3.           Ownership and Transfer of Assets.  Except as set forth on Schedule 4.3, Seller has good and marketable title to all of the Assets free and clear of all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind (collectively, “Liens”) whatsoever.  Upon the sale, assignment, transfer and delivery of the Assets to the Purchaser hereunder and under the Seller Documents, there will be vested in the Purchaser good, marketable and indefeasible title to the Assets, free and clear of all Liens.  The Assets include certain intangible assets and properties held for use by Seller in connection with the Business as presently conducted.  All of the intangible assets which Purchaser is acquiring pursuant to this Agreement comply in all material respects with applicable laws, ordinances and regulations.

4.4.           Subsidiaries and Affiliates.  Any and all businesses, entities, enterprises and organizations in which the Seller has any ownership, voting or profit and loss sharing percentage interest (the “Subsidiaries”) are identified in Schedule 4.4 hereto, together with the Seller’s interest therein.  Unless the context requires otherwise or specifically designated to the contrary on Schedule 4.6 hereto, “Seller” as used in this Agreement shall include all such Subsidiaries.  Except as set forth in Schedule 4.4, (i) the Seller has made no advances to, or investments in, nor owns beneficially or of record, any securities of or other interest in, any business, entity, enterprise or organization, (ii) there are no arrangements through which the Company has acquired from, or provided to, the Seller or their affiliates any goods, properties or services, (iii) there are no rights, privileges or advantages now enjoyed by the Seller as a result of the ownership of the Company by the Seller which, to the knowledge of the Owner or the Seller, might be lost as a result of the consummation of the transactions contemplated by this Agreement.  Each entity shown on Schedule 4.4 is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power to own all of its property and to carry on its business as it is now being conducted.  Also set forth on Schedule 4.4 is a list of jurisdictions in which each Subsidiary is qualified as a foreign corporation.  Such jurisdictions are the only jurisdictions in which the ownership or leasing of property by each Subsidiary or the conduct of its business requires it to be so qualified.  All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and, except as set forth on Schedule 4.4, are owned, of record and beneficially, by the Seller, and on the Closing Date will be owned by the Seller, free and clear of all liens, encumbrances, equities, options or claims whatsoever.  No Subsidiary has outstanding any other equity securities or securities options, warrants or rights of any kind that are convertible into equity securities of such Subsidiary, except as set forth on Schedule 4.4.

4.5.           Consents.  Except as set forth in Schedule 4.5, no consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are (i) required for the lawful consummation of the transactions contemplated hereby, or (ii) necessary in order that the business currently conducted by the Seller can be conducted by the Purchaser in the same manner after the Closing as heretofore conducted by the Seller, nor will the consummation of the transactions contemplated hereby result in creating, accelerating or increasing any liability of the Seller, except where the failure of any of the foregoing would not have a Material Adverse Effect.

4.6.           Financial Statements.  The Seller has delivered, or will deliver prior to Closing, to the Purchaser copies of the following financial statements (which include all notes and schedules attached thereto), all of which are true, complete and correct, have been prepared from the books and records of the Seller in accordance with a cash basis method of accounting consistently applied with past practice and fairly present the financial condition, assets, liabilities and results of operations of the Seller as of the dates thereof and for the periods covered thereby:

the compiled balance sheet of the Seller at December 31, 2006 and 2007, and the related statements of operations, of the Seller for the period then ended and  the compiled balance sheet at April 30, 2008 (such statements, , are referred to herein as the “Financial Statements.”)

In such Financial Statements, the statements of operations do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as set forth in Schedule 4.6, and the financial statements for the interim periods indicated include all adjustments, which consist of only normal recurring accruals, necessary for such fair presentation.  There are no facts, to the best of Seller’s or Owner’s knowledge, that under a cash basis method of accounting  would alter the information contained in the foregoing Financial Statements in any material way.

For the purposes hereof, the balance sheet of the Seller as of April 30, 2008 is referred to as the “Balance Sheet” and April 30, 2008 is referred to as the “Balance Sheet Date”.

4.7.           Records and Books of Account.  The records and books of account of the Seller reflect all material items of income and expense and all material assets, liabilities and accruals, have been, and to the Closing Date will be, regularly kept and maintained in conformity with a cash basis method of accounting applied on a consistent basis with preceding years.

4.8.           Absence of Undisclosed Liabilities.  Except as and to the extent reflected or reserved against in the Seller’s Financial Statements or disclosed in Schedule 4.8, there are no liabilities or obligations of the Seller of any kind whatsoever, whether accrued, fixed, absolute, contingent, determined or determinable, and including without limitation (i) liabilities to former, retired or active employees of the Seller under any pension, health and welfare benefit plan, vacation plan or other plan of the Seller, (ii) tax liabilities incurred in respect of or measured by income for any period prior to the close of business on the Balance Sheet Date, or arising out of transactions entered into, or any state of facts existing, on or prior to said date, and (iii) contingent liabilities in the nature of an endorsement, guarantee, indemnity or warranty, and there is no condition, situation or circumstance existing or which has existed that could reasonably be expected to result in any liability of the Seller which is of a nature that would be required to be disclosed on its Financial Statements in accordance with a cash basis method of accounting, other than liabilities and contingent liabilities incurred in the ordinary course of business since the Balance Sheet Date consistent with the Seller’s recent customary business practice, none of which is materially adverse to the Seller.

4.9           Taxes.

(a)           For purposes of this Agreement, “Tax” or “Taxes” refers to:  (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and escheatment payments, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b)           (i)           The Seller has timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by the Seller with any Tax authority effective through the Closing Date, except as disclosed on Schedule 4.9 hereto.  All such Returns are true, correct and complete in all respects, except for immaterial amounts where such would not have a Material Adverse Effect.  The Seller has paid all Taxes shown to be due on such Returns.  Except as listed on Schedule 4.9 hereto, the Seller is not currently the beneficiary of any extensions of time within which to file any Returns. The Owner and the Seller have furnished and made available to the Purchaser complete and accurate copies of all income and other Tax Returns and any amendments thereto filed by the Seller in the last three (3) years.

(ii) The Seller, as of the Closing Date, will have withheld and accrued or paid to the proper authority all Taxes required to have been withheld and accrued or paid, except for immaterial amounts where such would not have a Material Adverse Effect, except as disclosed on Schedule 4.9 hereto.

(iii) The Seller has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding or assessed against the Seller, except as disclosed on Schedule 4.9 hereto.  The Seller has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) Except as disclosed on Schedule 4.9 hereto, there is no dispute, claim, or proposed adjustment concerning any Tax liability of the Seller either (A) claimed or raised by any Tax authority in writing or (B)  based upon personal contact with any agent of such Tax authority, and there is no claim for assessment, deficiency, or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority against the Seller which has not been satisfied.  Except as disclosed on Schedule 4.9 hereto, the Seller is not a party to nor has it been notified in writing that it is the subject of any pending, proposed, or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority, nor does the Seller have any reason to believe that any such notice will be received in the future. Except as set forth on Schedule 4.9, neither the Internal Revenue Service nor any state or local taxation authority has ever audited any income tax return of the Seller.  The Seller has not filed any requests for rulings with the Internal Revenue Service.  Except as provided to the Seller’s accountants, no power of attorney has been granted by the Seller or its Affiliates with respect to any matter relating to Taxes of the Seller.  There are no Tax liens of any kind upon any property or assets of the Seller, except for inchoate liens for Taxes not yet due and payable.

(v) Except as disclosed on Schedule 4.9 hereto and except for immaterial amounts which would not have a Material Adverse Effect, the Seller has no liability for any unpaid Taxes which has not been paid or accrued for or reserved on the Financial Statements in accordance with a cash basis method of accounting, whether asserted or unasserted, contingent or otherwise.

(vi) There is no contract, agreement, plan or arrangement to which the Seller is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Seller that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). There is no contract, agreement, plan or arrangement to which the Seller is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(vii) The Seller has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Seller.

(viii) The Seller is not a party to, nor has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

(ix) None of the Seller’s assets are tax exempt use property within the meaning of Section 168(h) of the Code.

(x) With regard to the tax liability disclosed on Schedule 4.9 hereto, the liability is attributable to a former owner of Seller.  Seller agrees to enter into an Escrow Agreement in the form attached hereto as Exhibit 4.9(x ), and escrow a portion of the Purchase Price sufficient to cover the liability.

4.10.                      Accounts Receivable.  The accounts receivable of the Seller shown on the Balance Sheet Date, and those to be shown in the Financial Statements, were, as of the Balance Sheet Date, actual bona fide receivables from transactions in the ordinary course of business representing valid and binding obligations of others for the total dollar amount shown thereon, and as of the Balance Sheet Date were not (and presently are not) subject to any recoupments, set-offs, or counterclaims. To the best of Seller’s knowledge, except as set forth on Schedule 4.10, all such accounts receivable are, and will be collectible in amounts not less than the amounts (net of reserves) carried on the books of the Seller, including the  Financial Statements, and will be paid in accordance with their terms.  Except as listed on Schedule 4.10 hereto, all such accounts receivable were, as of the Balance Sheet Date,  actual bona fide receivables from transactions in the ordinary course of business.

4.11.                      Inventory.  The inventories of the Seller are located at the locations listed on Schedule 4.11 attached hereto. Except as disclosed in Schedule 4.11, the inventories of the Seller shown on its Balance Sheet (net of reserves) are carried at values which reflect the normal inventory valuation policy of the Seller of stating the items of inventory at average cost in accordance with a cash basis method of accounting.  Inventory acquired since the Balance Sheet Date has been acquired in the ordinary course of business and valued as set forth above.  The Seller will maintain the inventory in the normal and ordinary course of business from the date hereof through the Closing Date.

4.12.                      Machinery and Equipment.  Except for items disposed of in the ordinary course of business, all machinery, tools, furniture, fixtures, equipment, vehicles, leasehold improvements and all other tangible personal property (hereinafter “Fixed Assets”) of the Seller currently being used in the conduct of its business (the “Business”), or included in determining the net book value of the Seller on the Balance Sheet Date, together with any machinery or equipment that is leased or operated by the Seller, are in fully serviceable working condition and repair.  Said Fixed Assets shall be maintained in such condition from the date hereof through the Closing Date.  Except as described on Schedule 4.12 hereto, all Fixed Assets owned, used or held by the Seller are situated at its business premises and are currently used in its Business.  Schedule 4.12 describes all Fixed Assets owned by or an interest in which is claimed by any other person (whether a customer, supplier or other person) for which the Seller is responsible (copies of all agreements relating thereto being attached to said Schedule 4.12), and all such property is in the Seller’s actual possession and is in such condition that upon the return of such property in its present condition to its owner, the Seller will not be liable in any amount to such owner.  There are no outstanding requirements or recommendations by any insurance company that has issued a policy covering either (i) such Fixed Assets or (ii) any liabilities of the Seller relating to operation of the Business, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any Fixed Assets or any changes in the operations of the Business, any equipment or machinery used therein, or any procedures relating to such operations, equipment or machinery.  All Fixed Assets of the Seller are set forth on Schedule 4.12 hereto.

4.13.                      Real Property Matters.  The Seller does not own any real property as of the date hereof and has not owned any real property during the three years preceding the date hereof.

4.14.                      Leases.  All leases of real and personal property of the Seller are described in Schedule 4.14, are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditor’s rights, and have not been assigned or encumbered.  The Seller has performed in all material respects the obligations required to be performed by it under all such leases to date and it is not in default in any material respect under any of said leases, except as set forth in Schedule 4.14, nor has it made any leasehold improvements required to be removed at the termination of any lease, except signs.  No other party to any such lease is in material default thereunder.  Except as noted on Schedule 4.14, none of the leases listed thereon require the consent of a third party in connection with the transfer of the Assets.

4.15.                      Patents, Software, Trademarks, Etc.  The Seller does not own any registered patents, software, trademarks, service marks, trade names and/or copyrights.

4.16.                      Insurance Policies.  There is set forth in Schedule 4.16 a list and brief description of all insurance policies on the date hereof held by the Seller or on which it pays premiums, including, without limitation, life insurance and title insurance policies, which description includes the premiums payable by it thereunder.  Schedule 4.16 also sets forth, in the case of any life insurance policy held by the Seller, the name of the insured under such policy, the cash surrender value thereof and any loans thereunder.  All such insurance premiums in respect of such coverage have been, and to the Closing Date will be, paid in full, if due and owing.  All claims, if any, made against the Seller which are covered by such policies have been, or are being, settled or defended by the insurance companies that have issued such policies.  Up to the Closing Date, such insurance coverage will be maintained in full force and effect and will not be cancelled, modified or changed without the express written consent of the Purchaser, except to the extent the maturity dates of any such insurance policies expiring prior to the Closing Date.  No such policy has been, or to the Closing Date will be, cancelled by the issuer thereof, and, to the knowledge of the Owner and the Seller, between the date hereof and the Closing Date, there shall be no increase in the premiums with respect to any such insurance policy caused by any action or omission of the Owner or of the Seller.  Upon the Closing Date, all life insurance policies maintained by the Seller shall be assigned to each respective Seller.

4.17.                      Banking and Personnel Lists.  The Owner and the Seller will deliver to the Purchaser prior to the Closing Date the following accurate lists and summary descriptions relating to the Seller:

(i)           The name of each bank in which the Seller has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

(ii)           The names, current annual salary rates and total compensation for the preceding fiscal year of all of the present directors and officers of the Seller, and any other employees whose current base accrual salary or annualized hourly rate equivalent is $20,000 or more, together with a summary of the bonuses, percentage compensation and other like benefits, if any, paid or payable to such persons for the last full fiscal year completed, together with a schedule of changes since that date, if any.

(iii)           A schedule of workers’ compensation payments of the Seller over the past five full fiscal years and the fiscal year to date, a schedule of claims by employees of the Seller against the workers’ compensation fund for any reason over such period, identification of all compensation and medical benefits paid to date on each such claim and the estimated amount of compensation and medical benefits to be paid in the future on each such claim.

(iv)           The name of all pensioned employees of the Seller whose pensions are unfunded and are not paid or payable pursuant to any formalized pension arrangements, their agent and annual unfunded pension rates.

4.18.                      Lists of Contracts, Etc.  There is included in Schedule 4.18 a list of the following items (whether written or oral) relating to the Seller, which list identifies and fairly summarizes each item (collectively “Contracts”):

(i)           All collective bargaining and other labor union agreements (if any); all employment agreements with any officer, director, employee or consultant; and all employee pension, health and welfare benefit plans, group insurance, bonus, profit sharing, severance, vacation, hospitalization, and retirement plans, post-retirement medical benefit plans, and any other plans, arrangements or custom requiring payments or benefits to current or retiring employees;

(ii)           All joint venture contracts of the Seller or affiliates relating to the Business;

(iii)           All contracts of the Seller relating to (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) obligations under capital leases, (e) debt of others secured by a lien on any asset of the Seller, and (f) debts of others guaranteed by the Seller;

(iv)           All agreements of the Seller relating to the supply of raw materials for and the distribution of the products of its business, including without limitation all sales agreements, manufacturer’s representative agreements and distribution agreements of whatever magnitude and nature, and any commitments therefor;

(v)           All contracts that individually provide for aggregate future payments to or from the Seller of $25,000 or more, to the extent not included in (i) through (iv) above;

(vi)           All contracts of the Seller that have a term exceeding one year and that may not be cancelled without any liability, penalty or premium, to the extent not included in (i) through (v) above;

(vii)           A complete list of all outstanding powers of attorney granted by the Seller; and

(viii)          All other contracts of the Seller material to the business, assets, liabilities, financial condition, results of operations or prospects of the Business taken as a whole to the extent not included above.

Except as set forth in Schedule 4.18, (i) all contracts, agreements and commitments of the Seller set forth in Schedule 4.18 are valid, binding and in full force and effect, and (ii) neither the Seller nor, to the best of Owner’s knowledge, any other party to any such contract, agreement, or commitment has materially breached any provision thereof or is in default thereunder.  Except as set forth in Schedule 4.18, the sale of the Assets by the Seller in accordance with this Agreement will not result in the termination of any contract, agreement or commitment of the Seller set forth in Schedule 4.18, and immediately after the Closing, each such contract, agreement or commitment will continue in full force and effect without the imposition or acceleration of any burdensome condition or other obligation on the Seller resulting from the sale of the Assets by the Seller.  True and complete copies of the contracts, leases, licenses and other documents referred to in this Schedule 4.18 will be delivered to the Purchaser, certified by the Secretary or Assistant Secretary of the Seller as true, correct and complete copies, not later than four weeks from the date hereof or ten business days before the Closing Date, whichever is sooner.

There are no pending disputes with customers or vendors of the Seller regarding quality or return of goods involving amounts in dispute with any one customer or vendor, whether for related or unrelated claims, in excess of $5,000 except as described on Schedule 4.18 hereto, all of which will be resolved to the reasonable satisfaction of Purchaser prior to the Closing Date.  To the best knowledge of Owner and the Seller, there has not been any event, happening, threat or fact that would lead them to believe that any of said customers or vendors will terminate or materially alter their business relationship with the Seller after completion of the transactions contemplated by this Agreement.

4.19.                      Compliance With the Law.  The Seller is not in violation of any applicable federal, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement), except where such would not have a Material Adverse Effect.  Except as set forth in Schedule 4.19, the Seller has not been and is not now charged with, or to the best knowledge of the Owner or the Seller under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the best knowledge of the Seller after due inquiry, are there any circumstances that would or might give rise to any such violation.  The Seller has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority.

4.20.                      Litigation; Pending Labor Disputes.  Except as specifically identified on the Balance Sheet or footnotes thereto or set forth in Schedule 4.20:

(i)           There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the best knowledge of Owner or the Seller, threatened, against the Seller or the Owner, relating to the Business or the Seller’s properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis known to the Seller for any such action.

(ii)           There are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon Seller or the Owner  relating to the Business the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by the Seller or which limit or control or otherwise adversely affect its method or manner of doing business.

(iii)           No work stoppage has occurred and is continuing or, to the knowledge of the Seller, is threatened affecting the Business, and to the best of Owner’s knowledge, no question involving recognition of a collective bargaining agent exists in respect of any employees of the Seller.

(iv)           There are no pending labor negotiations or, to the best of Owner’s knowledge, union organization efforts relating to employees of the Seller.

(v)           There are no charges of discrimination (relating to sex, age, race, national origin, handicap or veteran status) or unfair labor practices pending or, to the best knowledge of the Seller, threatened before any governmental or regulatory agency or authority or any court relating to employees of the Seller.

4.21.                      Absence of Certain Changes or Events.  The Seller has not, since the Balance Sheet Date, and except in the ordinary course of business consistent with past practice and/or except as described on Schedule 4.21:

(i)           Incurred any material obligation or liability (absolute, accrued, contingent or otherwise), except in the ordinary course of its business consistent with past practice  or in connection with the performance of this Agreement, and any such obligation or liability incurred in the ordinary course is not materially adverse, except for claims, if any, that are adequately covered by insurance;

(ii)           Discharged or satisfied any lien or encumbrance, or paid or satisfied any obligations or liability (absolute, accrued, contingent or otherwise) other than (a) liabilities shown or reflected on the Balance Sheet, and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business that were not materially adverse;

(iii)          Increased or established any reserve or accrual for taxes or other liability on its books or otherwise provided therefor, except (a) as disclosed on the Balance Sheet, or (b) as may have been required under the cash basis method of accounting due to income earned or expense accrued since the Balance Sheet Date and as disclosed to the Purchaser in writing;

(iv)          Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible;

(v)           Sold or transferred any of its assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business and which has not been materially adverse;

(vi)          Disposed of or permitted to lapse any patents or trademarks or any patent or trademark applications material to the operation of its Business;

(vii)         Incurred any significant labor trouble or granted any general or uniform increase in salary or wages payable or to become payable by it to any director, officer, employee or agent, or by means of any bonus or pension plan, contract or other commitment increased the compensation of any director, officer, employee or agent;

(viii)        Authorized any capital expenditure for real estate or leasehold improvements, machinery, equipment or molds in excess of $5,000.00 in the aggregate;

(ix)          Except for this Agreement or as otherwise disclosed herein or in any schedule to this Agreement, entered into any material transaction;

(x)           Issued any stocks, bonds, or other corporate securities, or made any declaration or payment of any dividend or any distribution in respect of its capital stock; or

(xi)          Experienced damage, destruction or loss (whether or not covered by insurance) individually or in the aggregate materially and adversely affecting any of its properties, assets or business, or experienced any other material adverse change or changes individually or in the aggregate affecting its financial condition, assets, liabilities or Business.

4.22.                      Employee Benefit Plans.

(a)           Schedule 4.22 lists a description of the only Employee Programs (as defined below) that have been maintained (as such term is further defined below) by the Seller at any time during the five (5) years prior to the date hereof.

(b)           There has not been any failure of any party to comply with any laws applicable with respect to any Employee Program that has been maintained by the Seller, except where such would not have a Material Adverse Effect.  With respect to any Employee Programs now or heretofore maintained by the Seller, there has occurred no breach of any duty under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other applicable law which could result, directly or indirectly in any taxes, penalties or other liability to the Purchaser, the Seller or any affiliate (as defined below), except for immaterial exceptions which would not have a Material Adverse Effect.  No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the best knowledge of the Seller, threatened with respect to any such Employee Program.

(c)           Except as set forth in Schedule 4.22 attached hereto, neither the Seller nor any affiliate has ever (i) provided health care or any other non-pension benefits to any employees after their employment was terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits or (ii) maintained an Employee Program provided to such employees subject to Title IV of ERISA, Section 401(a) or Section 412 of Code, including, without limitation, any Multiemployer Plan.

(d)           For purposes of this Section 4.22:

(i)           “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above.  In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

(ii)           An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

(iii)           An entity is an “affiliate” of the Seller for purposes of this Section 4.22 if it would have ever been considered a single employer with the Seller under ERISA Section 4001(b) or part of the same “controlled group” as the Seller for purposes of ERISA Section 302(d)(8)(C); and

(iv)           “Multiemployer Plan” means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

4.23.                    Service Warranties and Service Liabilities.  The service warranties  of the Seller in effect on the date hereof and the types of products to which they apply are described on Schedule 4.23 hereto.  Schedule 4.23 also sets forth all service liability claims involving amounts in controversy in excess of $5,000 that are currently either pending or, to the best of the Seller’s knowledge, threatened against the Seller.    The Seller is not aware of any reason why the future cost of performing all such obligations and paying all such service liability claims prior to the Closing Date will not exceed the average annual cost thereof for said past three year period.

4.24.                    Assets.   The Assets of the Seller are located at the locations listed on Schedule 4.24 attached hereto. Except as described in Schedule 4.24, the Assets of the Seller are, and together with the additional assets to be acquired or otherwise received by the Seller prior to the Closing, will at the Closing Date be, sufficient in all material respects to carry on the operations of the Business as now conducted by the Seller.  The Seller is the only business organization through which the Business is conducted.  Except as set forth in Schedule 4.24, all Assets used by the Seller to conduct the Business are, and will on the Closing Date be, owned by the Seller.

4.25.                      Absence of Certain Commercial Practices.  Except as described on Schedule 4.25, neither the Seller, to the best of Owner’s knowledge, nor the Owner has made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), to obtain or retain business for the Seller or to receive favorable or preferential treatment, except for gifts and entertainment given to representatives of customers or potential customers of sufficiently limited value and in a form (other than cash) that would not be construed as a bribe or payoff.

4.26.                      Licenses, Permits, Consents and Approvals.  The Seller has, and at the Closing Date will have, all licenses, permits or other authorizations of governmental, regulatory or administrative agencies or authorities (collectively, “Licenses”) required to conduct the Business, except for any failures of such which would not have a Material Adverse Effect. All Licenses of the Seller are listed on Schedule 4.26 hereto.  At the Closing, the Seller will have all such Licenses which are material to the conduct of the Business and will have renewed all Licenses which would have expired in the interim.  Except as listed in Schedule 4.26, no registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind (collectively, a “Filing”) will be required as a result of the sale of the Assets by Seller in accordance with this Agreement (a) to avoid the loss of any License or the violation, breach or termination of, or any default under, or the creation of any lien on any Asset of the Seller pursuant to the terms of, any law, regulation, order or other requirement or any contract binding upon the Seller or to which any such asset may be subject, or (b) to enable Purchaser (directly or through any designee) to continue the operation of the Seller and the Business substantially as conducted prior to the Closing Date.  All such Filings will be duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

4.27.                      Environmental Matters. Except as set forth on Schedule 4.27 hereto:

(a) The operations of the Seller, to the best knowledge of Seller and the Owner, are in compliance with all applicable laws promulgated by any governmental entity which prohibit, regulate or control any hazardous material or any hazardous material activity (“Environmental Laws”) and all permits issued pursuant to Environmental Laws or otherwise except for where noncompliance or the absence of such permits would not, individually or in the aggregate, have a Material Adverse Effect;

(b)  The Seller has obtained all permits required under all applicable Environmental Laws necessary to operate its business, except for any failures of such which would not have a Material Adverse Effect;

(c) The Seller is not the subject of any outstanding written order or Contract with any governmental authority or person respecting Environmental Laws or any violation or potential violations thereof; and

(d)          The Seller has not received any written communication alleging either or both that the Seller may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law.

4.28                      Broker.  Except as specified in Schedule 4.28, neither the Seller nor the Owner has retained any broker in connection with any transaction contemplated by this Agreement.  Purchaser and the Seller shall not be obligated to pay any fee or commission associated with the retention or engagement by the Seller or the Owner of any broker in connection with any transaction contemplated by this Agreement.

4.29.                      Related Party Transactions.  Except as described in Schedule 4.29, to the best of Owner’s knowledge, all transactions during the past five years between the Seller and any current or former member or any entity in which the Seller or any current or former member had or has a direct or indirect interest have been fair to the Seller as determined by the Board of Managers.  No portion of the sales or other on-going business relationships of the Seller is dependent upon the friendship or the personal relationships (other than those customary within business generally) of the Owner, except as described in Schedule 4.31.  During the past five years, the Seller has not forgiven or cancelled, without receiving full consideration, any indebtedness owing to it by the Owner.

4.30                      Patriot Act.  The Seller and the Owner certify that the Seller has not been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224.  The Seller and the Owner hereby acknowledge that the Purchaser seeks to comply with all applicable laws concerning money laundering and related activities.  In furtherance of those efforts, the Seller and the Owner hereby represent, warrant and agree that:  (i) none of the cash or property that the Owner have contributed or paid or will contribute and pay to the Seller has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Seller to the Purchaser, to the extent that they are within the Seller’s control shall cause the Purchaser to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.  The Owner shall promptly notify the Purchaser if any of these representations ceases to be true and accurate regarding the Owner or the Seller.  The Owner agrees to provide the Purchaser any additional information regarding the Seller that the Purchaser reasonably requests to ensure compliance with all applicable laws concerning money laundering and similar activities.

4.31.                     Disclosure.  All statements contained in any schedule, certificate, opinion, instrument, or other document delivered by or on behalf of the Owner or the Seller pursuant hereto shall be deemed representations and warranties by each Seller and the Seller herein.  No statement, representation or warranty by the Owner or the Seller in this Agreement or in any schedule, certificate, opinion, instrument, or other document furnished or to be furnished to the Purchaser pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the Business of the Seller with full and fair disclosure concerning the Seller, its business, and the Seller’s affairs.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1 Organization and Good Standing.

The Purchaser is a limited liability corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

5.2 Authority.

(a)           The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been, or will prior to Closing be, duly and validly approved and acknowledged by all necessary corporate action on the part of the Purchaser.

(b)           The execution of this Agreement and the delivery hereof to the Seller and the purchase contemplated herein have been, or will be prior to Closing, duly authorized by the Purchaser’s Board of Managers having full power and authority to authorize such actions.

5.3 Conflicts; Consents of Third Parties.

(a) The execution and delivery of this Agreement, the acquisition of the Assets by Purchaser and the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by the Certificate of Formation or Operating Agreement of the Purchaser and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which it is bound.

(b) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or any other agreement referenced herein or the compliance by Purchaser with any of the provisions hereof or thereof.

5.4 Litigation.

There are no legal proceedings pending or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

5.5 Broker.

The Purchaser has not retained any broker in connection with any transaction contemplated by this Agreement.  Neither Seller nor Owner shall not be obligated to pay any fee or commission associated with the retention or engagement by the Purchaser of any broker in connection with any transaction contemplated by this Agreement.

5.6 Patriot Act.  The Purchaser certifies that neither the Purchaser nor any of its subsidiaries has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224.  The Purchaser hereby acknowledges that the Seller and the Owner seek to comply with all applicable laws concerning money laundering and related activities.  In furtherance of those efforts, the Purchaser hereby represent, warrant and agree that:  (i) none of the cash or property that the Purchaser has contributed or paid or will contribute and pay to the Seller has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by the Purchaser or any of its subsidiaries to the Seller, to the extent that they are within the Purchaser’s control shall cause the Owner or the Seller to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001.  The Purchaser shall promptly notify the Owner if any of these representations ceases to be true and accurate regarding the Purchaser or any of its subsidiaries.  The Purchaser agrees to provide the Owner any additional information regarding the Purchaser or any of its subsidiaries that the Owner reasonably requests to ensure compliance with all applicable laws concerning money laundering and similar activities.

ARTICLE VI
COVENANTS

6.1 Access to Information.

The Owner and the Seller agree that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Seller and its Subsidiaries and such examination of the books, records and financial condition of the Seller and its Subsidiaries as it reasonably requests and to make extracts and copies of such books and records.  Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Owner shall cooperate, and shall cause the Seller and its Subsidiaries to cooperate, fully therein.  No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Owner contained in this Agreement or the Seller Documents.  In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Seller and its Subsidiaries, the Owner shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Seller and its Subsidiaries to cooperate fully with such representatives in connection with such review and examination.  It is agreed and understood that all information provided pursuant to this Section 6.1 is subject to the terms and conditions of the Confidentiality/Standstill Agreement executed by the parties as of May 30, 2008.

6.2 Conduct of the Business Pending the Closing.

(a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, prior to the Closing the Owner shall, and shall cause the Seller to:

(i) Conduct the Business of the Seller only in the ordinary course consistent with past practice;

(ii) Use its best efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Seller and (B) preserve its present relationship with Persons having business dealings with the Seller;

(iii) Maintain (A) all of the Assets and properties of the Seller in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the properties and assets of the Seller in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv) (A) maintain the books, accounts and records of the Seller  in the ordinary course of business consistent with past practices, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of the Seller; and

(v) Comply in all material respects with applicable laws.

(b) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, prior to the Closing the Owner shall not, and shall cause the Seller not to:

(i) Declare, set aside, make or pay any dividend or other distribution in respect of the membership interests of the Seller or repurchase, redeem or otherwise acquire any outstanding membership interests or other securities of, or other ownership interests in, the Seller;

(ii) Transfer, issue, sell or dispose of any membership interests or other securities of the Seller or grant options, warrants, calls or other rights to purchase or otherwise acquire membership interests of the capital stock or other securities of the Seller;

(iii) Effect any recapitalization, reclassification, or like change in the capitalization of the Seller;

(iv) Amend the certificate of formation or operating agreement of the Seller;

(v) (A) materially increase the annual level of compensation of any employee of the Seller, (B) increase the annual level of compensation payable or to become payable by the Seller to any of its executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Seller or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Seller is a party or involving a director, officer or employee of the Seller in his or her capacity as a director, officer or employee of the Seller;

(vi) Except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business and consistent with past practice, borrow monies for any reason or draw down on any line of credit or debt obligation, or become the guarantor, surety, endorser or otherwise liable for any debt, obligation or liability (contingent or otherwise) of any other person, or change the terms of payables or receivables;

(vii) Subject to any lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the properties or Assets (whether tangible or intangible) of the Seller;

(viii) Acquire any material properties or assets or sell, assign, transfer, convey, lease or otherwise dispose of any of the material properties or assets (except for fair consideration in the ordinary course of business consistent with past practice) of the Seller except, with respect to the items listed on Schedule 6.2(b)(viii) hereto, as previously consented to by the Purchaser;

(ix) Cancel or compromise any debt or claim or waive or release any material right of the Seller except in the ordinary course of business consistent with past practice;

(x) Enter into any commitment for capital expenditures out of the ordinary course;

(xi) Permit the Seller to enter into any transaction or to make or enter into any Contract which by reason of its size or otherwise is not in the ordinary course of business consistent with past practice;

(xii) Permit the Seller to enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other person;

(xiii) Except for transfers of cash pursuant to normal cash management practices, permit the Seller  to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, the Owner or any affiliate of the Owner; or

(xiv) Agree to do anything prohibited by this Section 6.2 or anything which would make any of the representations and warranties of the Seller in this Agreement or the Seller Documents untrue or incorrect in any material respect as of any time through and including the Closing Date.

6.3 Consents.

The Seller shall use its best efforts, and the Purchaser shall cooperate with the Owner, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 4.7 hereof; provided, however, that neither the Seller nor the Purchaser shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

6.4 Other Actions.

Each of the Owner, the Seller and the Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

6.5 No Solicitation.

The Owner will not, and will not cause or permit the Seller or any of the Seller's directors, officers, employees, representatives or agents (collectively, the "Representatives") to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets or capital stock or other equity interest in the Seller other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any person, any information concerning the business, operations, properties or assets of the Seller in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing.  The Owner will inform the Purchaser in writing immediately following the receipt by the Owner, the Seller or any Representative of any proposal or inquiry in respect of any Acquisition Transaction.

6.6 Preservation of Records.

The Owner and the Purchaser agree that each of them shall preserve and keep the records held by it relating to the business of the Seller (including but not limited to books, records and accounts, financial information, correspondence, production records, employment records and other similar information) for a period of six years from the Closing Date and shall make such records and personnel available to the other as may be reasonably requested by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of the Owner or the Purchaser or any of their affiliates or in order to enable the Owner or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.

6.7 Publicity.

Neither the Seller, the Owner or the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser or the Seller, disclosure is otherwise required by applicable law, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

6.8 Use of Name.

The Seller hereby agrees that upon the consummation of the transactions contemplated hereby, the Purchaser shall have the sole right to the use of the name "Lincoln Wind" and the Seller shall not, and shall not cause or permit any affiliate to, use such name or any variation or simulation thereof.

6.9 Employment Agreement.

On or prior to the Closing Date, the Owner shall enter into an employment agreement with the Purchaser, substantially in the form of agreement attached hereto as Exhibit 6.9 (the “Employment Agreement”).

6.10 Fiscal Projection; Confirmation of Financial Information.

On or prior to the Closing Date, the Seller will provide (i) a fiscal projection for the twelve month period ending April 30, 2009, which projection shall be mutually acceptable to the Seller and the Purchaser, and (ii) confirmation to the Purchaser of information related to backlog, add-backs, key client relationships and the tangibility of assets.

6.11 Financial Statements.

If required for Securities and Exchange Commission purposes, the Owner shall cooperate with the Purchaser, to provide all information required for the completion of audited financial statements of the Seller for the years ended December 31, 2006 and 2007 and reviewed statements for the three month period ended April 30, 2007 and 2008, and delivered no later than 60 days from the Closing Date.  The costs of such financial statements shall be borne by the Purchaser.

6.12 Non-Competition. For a period of two years after the later of the Closing Date, Seller agrees not to engage in any of the following competitive activities: (a) engaging directly or indirectly in any business or activity substantially similar to any business or activity engaged in (or scheduled to be engaged) by the Seller or the Purchaser in any areas where the Seller or the Purchaser engage in business; (b) engaging directly or indirectly in any business or activity competitive with any business or activity engaged in (or scheduled to be engaged) by the Seller or the Purchaser in any areas where the Seller or the Purchaser engage in business; (c) soliciting or taking away any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of the Seller or the Purchaser, or attempting to so solicit or take away; (d) interfering with any contractual or other relationship between the Seller or the Purchaser and any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor; or (e) using, for the benefit of any person or entity other than the Seller, any confidential information of the Seller or the Purchaser. Nothing in this Section 6.15 shall be deemed, however, to prevent a Seller from owning securities of any publicly-owned corporation engaged in any such business, provided that the total amount of securities of each class owned by such Seller in such publicly-owned corporation (other than Purchaser) does not exceed two percent (2%) of the outstanding securities of such class.    In addition, no Seller shall make any negative statement of any kind concerning the Seller, the Purchaser or their affiliates, or their directors, officers or agents, except as such may be compelled by legal proceeding or governmental action or authority.

ARTICLE VII
CONDITIONS TO CLOSING

7.1 Conditions Precedent to Obligations of Purchaser.

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

(a) all representations and warranties of the Seller and the Owner contained herein shall be true and correct as of the date hereof;

(b) all representations and warranties of the Seller and the Owner contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Seller and the Owner contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

(c) the Seller and the Owner shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by  them on or prior to the Closing Date;

(d) the Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by each Seller certifying as to the fulfillment of the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) hereof;

(e) the Seller shall have delivered a bill of sale to the Purchaser in form reasonably satisfactory to the Purchaser (the “Bill of Sale”);

(f) there shall not have been or occurred any Material Adverse Change;

(g) the Seller shall have obtained all consents and waivers referred to in Section 4.7 hereof, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement;

(h) no legal proceedings shall have been instituted or threatened or claim or demand made against the Owner, the Seller, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(i) the Employment Agreement shall have been executed by the Owner; and

(j) the Purchaser shall have received information satisfactory in its sole discretion to verify the accuracy of the backlog, add-backs, key client relationships and the tangibility of assets.

7.2 Conditions Precedent to Obligations of the Seller.

The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part to the extent permitted by applicable law):

(a) all representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof;

(b) all representations and warranties of the Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

(c) the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(d) the Seller shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Seller) executed by the Chief Executive Officer and Chief Financial Officer of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c);

(e) no legal proceedings shall have been instituted or threatened or claim or demand made against the Owner, the Seller, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(f) the Employment Agreement shall have been executed by the Owner and the Purchaser.

ARTICLE VIII
DOCUMENTS TO BE DELIVERED

8.1 Documents to be Delivered by the Seller.

At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

(a) the Bill of Sale;

(b) the certificates referred to in Section 7.1(d) and 7.1(e) hereof;

(c) copies of all consents and waivers referred to in Section 7.1(g) hereof;

(d) Employment Agreement, substantially in the form of Exhibit 6.9 hereto, duly executed by the Owner;

(e) certificate of good standing with respect to the Seller issued by the Secretary of State of the State of incorporation, and for each state in which the Seller is qualified to do business as a foreign corporation; and

(f) such other documents as the Purchaser shall reasonably request.

8.2 Documents to be Delivered by the Purchaser.

At the Closing, the Purchaser shall deliver to the Seller the following:

(a) The Purchase Price;

(b) the certificates referred to in Section 7.2(d) hereof; and

(c) such other documents as the Seller shall reasonably request.

ARTICLE IX
INDEMNIFICATION

9.1 Indemnification.

(a) Subject to Section 9.2 hereof, the Seller and Owner hereby agrees to jointly and severally indemnify and hold the Purchaser, the Parent, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

(i) any and all liabilities of the Seller of every kind, nature and description, absolute or contingent, existing as against the Seller prior to and including the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date, except to the extent that the same have been fully provided for in the Balance Sheet, or disclosed in the notes thereto or were incurred in the ordinary course of business between the Balance Sheet date and the Closing Date;

(ii) subject to Section 10.3, any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Seller or Owner set forth in Section 4 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Seller or Owner pursuant to this Agreement, to be true and correct in all respects as of the date made;

(iii) any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Seller under this Agreement;

(iv) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, "Losses").

(b) Subject to Section 9.2, Purchaser hereby agrees to indemnify and hold the Seller, Owner and their respective Affiliates, agents, successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against:

(i) any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in Section 5 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct as of the date made;

(ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement or arising from the ownership or operation of the Seller from and after the Closing Date, unless such claim is for a pre-Closing matter; and

(iii) any and all Expenses incident to the foregoing.

9.2 Limitations on Indemnification for Breaches of Representations and Warranties.

An indemnifying party shall not have any liability under Section 9.1(a)(ii) or Section 9.1(b)(i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, other than the representations and warranties set forth in Sections 4.3, 4.11, 4.24 and 4.29 hereof, exceeds $10,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses.

9.3 Indemnification Procedures.

(a) In the event that any legal proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any person or entity in respect of which payment may be sought under Section 9.1 hereof (regardless of the Basket or the Deductible referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim.  If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

(b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

(c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

9.4 Tax Treatment of Indemnity Payments.

The Seller and the Purchaser agree to treat any indemnity payment made pursuant to this Article 9 as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

ARTICLE X
MISCELLANEOUS

10.1 Payment of Sales, Use or Similar Taxes.

All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Seller.

10.2 Survival of Representations and Warranties.

The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto (other than claims for indemnifications with respect to the representation and warranties contained in Sections 4.9, 4.22 and 4.27, which shall survive for periods coterminous with any applicable statutes of limitation) shall terminate unless within twenty four (24) months after the Closing Date written notice of such claims is given to the Seller or such actions are commenced.

10.3 Expenses.

Except as otherwise provided in this Agreement, the Seller, Owner and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Seller or Owner bear any of such costs and expenses.

10.4 Specific Performance.

The Seller and Owner acknowledge and agree that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law.  Therefore, the obligations of the Seller and Owner under this Agreement, including, without limitation, the Seller’s and Owner’s obligation to sell the Assets to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

10.5 Further Assurances.

The Seller and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

10.6 Submission to Jurisdiction; Consent to Service of Process.

(a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Texas over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.10.

(c) If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

10.7 Entire Agreement; Amendments and Waivers.

This Agreement (including the schedules and exhibits hereto, together with the Confidentiality/Standstill Agreement executed by the parties as of May 30, 2008) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.8 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

10.9 Headings.

The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

10.10 Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by certified mail, return receipt requested, or via recognized overnight courier service with all charges prepaid or billed to the account of the sender to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(a)	Purchaser:

Max Engineering LLC
c/o WPCS International Incorporated
One East Uwchlan Avenue, Suite 301
Exton, Pennsylvania 19341
Attn:  Andrew Hidalgo, Director
Phone:  (610) 903-0400
Facsimile: (610) 903-0401

Copy to:

Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone:  (212) 930-9700
Facsimile: (212) 930-9725

(b)
Seller and Owner:

Lincoln Wind LLC
3872 26th Avenue
Moline, IL 61265
Attn:  Matthew Cumberworth, President
Phone: (309)-797-5986
Facsimile:

Copy to:

Angela N. Reier, Esq.
Stanley, Lande & Hunter, a Professional Corporation
900 U.S. Bank Center
201 W. 2nd Street
Davenport, Iowa 52801
Phone: (563)324-1000
Facsimile: (563)326-6266

10.11 Severability.

If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

10.12 Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void;

[intentionally blank]

IN WITNESS WHEREOF, the parties hereto have executed or caused to be duly executed this Asset Purchase Agreement as of the date first set forth above.

MAX ENGINEERING LLC

By:	/s/ ANDREW HIDALGO
Andrew Hidalgo,
Director

LINCOLN WIND LLC

By:	/s/ MATTHEW CUMBERWORTH
Matthew Cumberworth,
Manager

Owner:

By:	/s/ MATTHEW CUMBERWORTH
Matthew Cumberworth